AMENDMENT TO PRINCIPAL UNDERWRITING AGREEMENT BETWEEN ALLSTATE LIFE INSURANCE COMPANY AND ALFS, INC.

This AMENDMENT (the "Amendment") is made and entered into on April 28, 2008 (the "Effective Date") by and between Allstate Life Insurance Company ("Allstate Life") and ALFS, Inc. ("ALFS").

WHEREAS, Allstate Life and ALFS are parties to that certain Principal Underwriting Agreement dated January 1, 2005 (the "Underwriting Agreement");

WHEREAS, the parties have agreed to revise the Underwriting Agreement to include specified insurance contracts registered with the Securities and Exchange Commission.

WHEREAS, the parties desire to amend the Underwriting Agreement to reflect their new agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree as follows:

1. All references to the National Association of Securities Dealers, Inc. ("NASD") shall be replaced with the Financial Industry Regulatory Authority ("FINRA").

2. The first sentence of the Underwriting Agreement shall be replaced by the following:

> This Principal Underwriting Agreement (hereinafter "Agreement") is made and entered into as of this 1st day of January 2005, by and between Allstate Life Insurance Company ("Allstate Life") a life insurance company organized under the laws of the State of Illinois on its own and on behalf of each separate account, as applicable, of Allstate Life set forth on Attachment A, as such Attachment may be amended from time (each such account herein referred to as the "Account"), and ALFS, Inc. ("ALFS"), a corporation organized under the laws of the state of Delaware.

3. The first sentence of Section 1.01 ALFS Duties and Obligations, shall be replaced with the following:

> ALFS, a broker-dealer registered with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the Financial Industry Regulatory Authority ("FINRA"), will serve as principal underwriter and distributor for the registered insurance contracts and certificates issued under group insurance contracts listed in Attachment A,(the "Contracts") which will be issued by Allstate Life.

4. The first sentence of Section 6.04 Underwriting Terms, shall be replaced with the following:

It is understood and agreed that ALFS may render similar services to other affiliated companies in the distribution of other registered contracts and group certificates.

5. Attachment A of the Underwriting Agreement shall be deleted and replaced with the new Attachment A of this Amendment, to reflect the Contracts that are currently covered by the Underwriting Agreement. For the avoidance of confusion, the parties acknowledge that variable annuity contracts currently are covered under the Amended and Restated Principal Underwriting Agreement between ALIC and ALFS dated June 1, 2006 (the "Amended and Restated Agreement").

6. Except as specifically amended hereby, the Underwriting Agreement shall remain in full force and effect in accordance with its terms. This Amendment does not amend or replace the Amended and Restated Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be signed on its behalf by its duly authorized officers, all as of the day and year first written above.

Allstate Life Insurance Company

By: ____________________
Timothy N. Vander Pas

Title: _Assistant Vice President _______

Date: ___April 4, 2008_________

ALFS, Inc.

By: ____________________
Marian Goll

Title: Vice President, Treasurer____ and Financial Operations Principal

Date: ____April 4, 2008_______

ATTACHMENT A

Separate Account	**Effective Date**	**Contract(s)/Certificate(s)**
Allstate Life Variable Life Separate Account A		AIM Single Premium Variable Life Provider Single Premium Variable Life
Not Applicable		Allstate® Guaranteed Lifetime Income